Exhibit 99.1

KLX ENERGY SERVICES LAUNCHES $250 MILLION OFFERING OF SENIOR NOTES

WELLINGTON, FL — October 22, 2018 - KLX Energy Services Holdings, Inc. (“KLX Energy Services” or the “Company”) (NASDAQ: KLXE), announced today its intention to commence a private offering of $250 million aggregate principal amount of senior secured notes due 2025 (the “Notes”). The Company intends to use a portion of the net proceeds from the offering to fund the cash portion of the previously announced acquisition of Motley Services, LLC (“Motley”), and to pay fees, costs and expenses related to the transaction. The balance of the proceeds will be used for general corporate purposes, including potential acquisitions.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale is unlawful.

About KLX Energy Services

KLX Energy Services is a leading U.S. onshore provider of mission critical oilfield services focused on completion, intervention and production activities for the most technically demanding wells. KLX Energy Services’ experienced and technically skilled personnel are supported by a broad portfolio of specialized tools and equipment, including innovative proprietary tools developed by the Company’s in-house R&D team. KLX Energy Services supports its customers on a 24/7 basis from over 35 service facilities located in the major onshore oil and gas producing regions of the United States.

1300 Corporate Center Way Wellington, FL 33414 :: 561.273.7148 :: KLXenergy.com

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements, including those regarding the timing and consummation of the transactions described herein, involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which include its Registration Statement on Form 10, Quarterly Report on Form 10-Q and Current Reports on Form 8-K. For more information, see the sections entitled “Risk Factors” and “Forward-Looking Statements” contained in the Company’s Form 10 and in its other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by the federal securities laws and the rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Michael Perlman

Treasurer and Senior Director, Investor Relations

KLX Energy Services Holdings, Inc.

(561) 273-7148